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EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 11, 2002 relating to the consolidated financial statements which appear in EDT Learning, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 31, 2003. We also consent to the incorporation by reference of our report dated July 11, 2002 relating to the financial statement schedules which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers, L.L.P.
Phoenix, Arizona
March 3, 2004